Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Regulation A Offering Statement of Nico Echo Park, Benefit Corp. on Form 1-A to be filed on or about December 26, 2019 relating to our audits of the financial statements (enumerated items 1 through 4 below) and to the reference to our firm under the heading “Experts” in such Regulation A Offering on Form 1-A.

1. Our report dated December 26, 2019 on our audit of the balance sheet of Nico Echo Park, Benefit Corp. as of June 30, 2019.

2. Our report dated July 10, 2019 on our audit of the statement of revenues and certain expenses of 1461 W. Sunset Boulevard for the year ended December 31, 2018, which report includes an explanatory paragraph regarding the basis of accounting.

3. Our report dated July 10, 2019 on our audits of the statements of revenues and certain expenses of 1412 Echo Park Avenue for the years ended December 31, 2018 and 2017, which report includes an explanatory paragraph regarding the basis of accounting.

4. Our report dated July 10, 2019 on our audit of the statement of revenues and certain expenses of 1650 Echo Park Avenue for the year ended December 31, 2018, which report includes an explanatory paragraph regarding the basis of accounting.

/s/ EisnerAmper LLP

EISNERAMPER LLP

San Francisco, California

December 26, 2019